EXHIBIT 1A - 11

Consent of Independent Auditors

We consent to the use in this Offering Statement on Form 1-A of TechSoup Global of our report dated January 25, 2019, relating to the consolidated financial statements of TechSoup Global as of June 30, 2018 and 2017, and for the years then ended, and to the reference of our firm under the heading “Experts” in the Offering Circular, which is part of this Offering Statement.

/s/ Moss Adams LLP

San Francisco, California

September 23, 2019